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                                                                     Exhibit 4.5
                                                                  EXECUTION COPY

                               AMENDMENT NUMBER 4
                                     TO THE
             AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT

            THIS AMENDMENT NUMBER 4 TO THE AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT, dated as of May 14, 1999, (this "Amendment") is between FLEET BANK (RI), NATIONAL ASSOCIATION ("Fleet (RI)"), a national banking association, as Seller and Servicer, and BANKERS TRUST COMPANY, as Trustee (the "Trustee") under the Amended and Restated Pooling and Servicing Agreement, dated as of December 1, 1993 (as amended by Amendment Number 1 to the Amended and Restated Pooling and Servicing Agreement, dated as of July 1, 1994, as further amended by Amendment Number 2 to the Amended and Restated Pooling and Servicing Agreement, dated as of October 6, 1995, and as further amended by Amendment Number 3 to the Amended and Restated Pooling and Servicing Agreement, dated as of February 20, 1998, and as assigned by Advanta National Bank, previously known as Advanta National Bank USA and prior to that known as Colonial National Bank USA ("Advanta"), to Fleet (RI) pursuant to an Assignment and Assumption Agreement, dated as of February 20, 1998, among Advanta, Fleet (RI), Fleet Credit Card, LLC and Bankers Trust Company, as Trustee, the "Pooling and Servicing Agreement"), between Fleet (RI), as Seller and Servicer, and the Bankers Trust Company, as Trustee for the Fleet Credit Card Master Trust II.

                                    RECITALS

            WHEREAS, Fleet (RI) wishes to amend the Pooling and Servicing Agreement as provided herein in accordance with Section 13.01(a) of the Pooling and Servicing Agreement and the Trustee is willing to consent to such amendment upon the terms provided for herein.

            NOW THEREFORE, in consideration of the premises and the agreements contained herein, the parties hereto agree as follows:

             SECTION 1. Amendment of Section 4.02. Section 4.02 of the Pooling and Servicing Agreement is hereby amended by adding the following paragraph at the end of such section.

                  Notwithstanding the immediately preceding paragraph, the terms of this paragraph shall apply and to the extent of any differences between this paragraph and the immediately preceding paragraph the terms of this paragraph shall control so long as (1) on each Date of Processing if the Seller Amount on such Date of Processing is less than the Required Seller Amount and the Seller makes a deposit
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            into the Excess Funding Account to the extent needed to increase the
            Seller Amount to the Required Seller Amount and (2) Fleet (RI) remains the Servicer and maintains a certificate of deposit rating of P-1 or better by Moody's. Funds on deposit in the Excess Funding Account shall at the direction of the Servicer be invested by the Trustee in Eligible Investments selected by the Servicer. All such Eligible Investments shall be held by the Trustee for the benefit of the Certificateholders. The Trustee shall maintain for the benefit of the Certificateholders possession of the negotiable instruments or securities, if any, evidencing such Eligible Investments. Funds on deposit in the Excess Funding Account on any date (after giving effect to any withdrawals from the Excess Funding Account on such date) will be invested in Eligible Investments that will mature so that funds will be available at the close of business on the Transfer Date following such date or with respect to some or all of the amounts so invested, so that funds will be available on such earlier date as the Servicer directs. Unless directed by the Servicer, funds deposited in the Excess Funding Account on a Transfer Date with respect to the next following Distribution Date are not required to be invested overnight. On each Transfer Date, the Servicer shall instruct the Trustee to withdraw on the related Distribution Date from the Excess Funding Account and deposit in the Collection Account all interest and other investment earnings (net of losses and investment expenses) on funds on deposit in the Excess Funding Account, for application as Collections of Finance Charge Receivables with respect to the prior Monthly Period. Interest (including reinvested interest) and other investment income and earnings on funds on deposit in the Excess Funding Account shall not be considered part of the Excess Funding Amount for purposes of this Agreement. On any Business Day on which no Series is in an Accumulation Period or Amortization Period, the Servicer shall determine the amount by which the Seller Amount exceeds the Required Seller Amount on such date and shall instruct the Trustee in writing to withdraw such amount from the Excess Funding Account on the next succeeding Business Day and pay such amount to the Holders of the Seller Certificates. On any Business Day on which one or more Series is in an Accumulation Period or Amortization Period, if the Servicer determines (i) that, on the first Distribution Date after such Business Day no Principal Shortfall will exist with respect to any Principal Sharing Series and (ii) that, on such Business Day, the Seller Amount exceeds the Required Seller Amount, then the Servicer shall instruct the Trustee in writing to withdraw the amount by which the Seller Amount exceeds the Required Seller Amount from the Excess Funding Account on the next succeeding Business Day and pay such amount to the Holders of the Seller Certificates. For purposes of the immediately preceding sentence, the Servicer shall determine whether or not a Principal Shortfall will exist on the first Distribution Date thereafter solely on the basis of Collections received by the Servicer prior to the Business Day on which such determination is made (and for the Monthly Period related to such Distribution Date) and on the assumption that no additional Collections will be received prior to such Distribution Date. On any Transfer Date on which one or more Series is in an Accumulation Period or Amortization Period, the Servicer shall determine

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            the aggregate amount of Principal Shortfalls, if any, with respect to each such Series that is a Principal Sharing Series (after giving effect to the allocation and payment provisions in the Supplement with respect to each such Series), and the Servicer shall instruct the Trustee in writing to withdraw such amount (up to the Excess Funding Amount) from the Excess Funding Account on the succeeding Distribution Date and allocate such amount among each such Series as Shared Principal Collections as specified herein and in each related Supplement.

            SECTION 2. SECTION 2. Effectiveness. The amendment provided for by this Amendment shall become effective on the date (the "Effective Date") that each of the following events occur:

            (a) Fleet (RI) shall have delivered to the Trustee an Officer's Certificate from Fleet (RI) stating that Fleet (RI) reasonably believes that the execution and delivery of this Amendment will not have an Adverse Effect.

            (b) Fleet (RI) shall have received from each Rating Agency written confirmation that the execution and delivery of this Amendment will not result in the reduction or withdrawal of its current rating of any outstanding Series or Class of Investor Certificates.

            (c) Each of the parties hereto shall have received counterparts of this Amendment, duly executed by each of the parties hereto.

             SECTION 3. Pooling and Servicing Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, all of the terms and conditions of the Pooling and Servicing Agreement shall remain in full force and effect. All references to the Pooling and Servicing Agreement in any other document or instrument shall be deemed to mean such Pooling and Servicing Agreement as amended by this Amendment. This Amendment shall not constitute a novation of the Pooling and Servicing Agreement, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and obligations of the Pooling and Servicing Agreement, as amended by this Amendment, as though the terms and obligations of the Pooling and Servicing Agreement were set forth herein.

             SECTION 4. Counterparts. This Amendment may be executed in any number of counterparts and by separate parties hereto on separate counterparts, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument.

             SECTION 5. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.


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            IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Pooling and Servicing Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    FLEET BANK (RI), NATIONAL ASSOCIATION,
                                    Seller and Servicer

                                    By:  /s/ Jeffrey A. Lipson
                                        -------------------------------------
                                        Name: Jeffrey A. Lipson
                                        Title:  Vice President

                                    BANKERS TRUST COMPANY,
                                    Trustee

                                    By:  /s/ Peter Becker
                                        -------------------------------------
                                        Name: Peter Becker
                                        Title:  Assistant Vice President



                  [Signature Page to Amendment No. 4 to the
            Amended and Restated Pooling and Servicing Agreement]